Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                          Contact: Paul Knopick

                                                                                                                                          888-795-6336

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ITRONICS REPORTS 2010 FIRST QUARTER REVENUES

RENO, Nevada, May 21, 2010 -- Itronics Inc. (OTC: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its total revenues for the first quarter 2010 decreased by 53 percent to $406,000 from $873,000 in 2009. Adverse weather in central California and northern Nevada in January and February were the key reasons for this decline in sales. However the Company said that the second quarter of 2010 could be the best in Itronics’ history.

Unaudited revenues for the first quarter ended March 31, 2010 together with comparative unaudited figures for the 2009 first quarter are presented below:

ITRONICS INC.

For the Quarter

Ended March 31

REVENUE	2010	2009
Fertilizer	$ 356,249	$ 479,255
Silver	$ 23,896	$ 328,616
Photo Services	$ 23,548	$ 41,620
Mining Technical Services	$ 2,530	$ 23,141

Total Revenues	$ 406,223	$ 872,632

The first quarter GOLD’n GRO liquid fertilizer revenue decline occurred in January and February. GOLD’n GRO sales rebounded in March and were 40 percent greater than March 2009.

Silver revenues for the quarter were sharply reduced due to severe cold weather damage to the refinery sprinkler system and to the wet scrubbing system. Also contributing to the reduction was that in the first quarter 2009 the Company was able to sell silver bearing solids that had been accumulated in prior years while there were no comparable materials to sell in the first quarter of 2010. April 2010 silver sales exceeded April 2009 silver sales by 18 percent.

The Company said receipts of silver-bearing photographic liquids continue to be more than adequate to meet the requirements for a large increase in GOLD’n GRO fertilizer sales. Its Mining Technical Services sales declined in the first quarter as the Company focuses on the Auric Gold & Minerals, Inc. polymetallic gold project, which it is confident will produce a much larger increase in value than consulting services.

"Itronics outlook for the second quarter is that it could be the best in the Company’s history," said Dr. John Whitney, Itronics President. "On-going implementation of Itronics’ five-year plan to put

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5-21-10 Itronics Inc Press Release, "Itronics Reports 2010 First Quarter Revenues…"

internally developed environmentally green clean technology into commercial use is producing increasingly profitable growth that is expected to continue indefinitely."

About Itronics
Headquartered in Reno, Nevada, Itronics is a Cleantech Specialty Fertilizer and Silver Company that produces the Award Winning GOLD'n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company with a fully permitted "Beneficial Use photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)